Exhibit 99

CONTACT:	Glen Ponczak (414) 524-2375 Denise Zutz (414) 524-3155	RELEASE: October 22, 2003

-JOHNSON CONTROLS 2003 SALES UP 13% TO $22.6 BILLION; EPS UP 13% TO RECORD OF $7.20
-FOURTH-QUARTER SALES INCREASE 15%; EPS UP 14% TO $2.31

     MILWAUKEE, WISCONSIN, October 22, 2003 ... Johnson Controls, Inc. (JCI) today reported record sales and earnings for the fourth quarter and full year of 2003.

     John M. Barth, President and Chief Executive Officer, said “We are pleased to announce that our sales increased for the 57th consecutive year, and that 2003 was also the 13th straight year of increased earnings. Both our automotive and controls businesses achieved record sales and earnings, demonstrating our commitment to profitable growth and continuous improvement.”

     Chairman James H. Keyes stated “We truly understand how important it is to satisfy our customers, and we continue to be deeply appreciative of the opportunities and support they provide us. We also extend our thanks to our employees for their dedication in making this another year of growth for Johnson Controls.”

Full-Year Consolidated Results

     Sales totaled $22.6 billion, 13% higher than the $20.1 billion for the 12 months ended September 30, 2002. Operating income increased 4%, reaching $1.2 billion compared with the prior year’s $1.1 billion. Net income for fiscal 2003 was $683 million, up 14% from $601 million. The net income increase was aided by higher equity income, lower interest expense and a lower effective tax rate. Diluted earnings per share for 2003 were 13% higher, reaching $7.20 compared with $6.35 for the prior year.

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October 22, 2003 Page 2

     The company’s financial position remained strong as the ratio of total debt to total capitalization declined to 35.3% at September 30, 2003 from 36.0% at the end of 2002. The reduction occurred even though Johnson Controls made a voluntary $250 million contribution to its U.S. pension plans and paid approximately $525 million (including the assumption of debt) for acquisitions during the year. The battery division of Varta AG was acquired in October 2002, which provided Johnson Controls with the leading market share position in Europe, and Borg Electronics, which strengthened Johnson Controls’ automotive electronics capabilities, was acquired in July 2003.

4th Quarter Consolidated Results

     Sales for the three months ended September 30, 2003 increased 15% to $6.0 billion from $5.2 billion for the same period of 2002. Operating income was $360 million, up 5% from last year’s $344 million. Net income rose 16% to $220 million, up from $191 million for the fourth quarter of 2002, due to higher operating and equity income, as well as a lower tax rate. Diluted earnings per share increased 14% to $2.31 for 2003 from $2.02.

Automotive Group

(dollars in millions)	4th Quarter			Year

	2003	2002	%	2003	2002	%

Sales	$4,452.6	$3,784.2	18	$17,070.0	$15,014.6	14
Operating Income	$267.9	$260.6	3	$879.0	$862.8	2

     Johnson Controls automotive sales increased 18% for the fourth quarter and 14% for the full year. The primary growth driver was new interiors systems business involving seating, instrument panel, overhead, door and electronics systems. Excluding the effect of foreign currency, sales rose 12% for the fourth quarter and 7% for the year.

     For the fourth quarter, North American sales of interiors and batteries were up 7%. The increase was due to a 9% increase in interiors sales reflecting new business which more than offset the effect of a 5% decline in industry vehicle production. North American battery revenues decreased slightly as a result of lower aftermarket demand. European interiors and battery sales in the fourth quarter were 37% higher. Excluding the effect of foreign currency and acquisitions, European interiors sales increased 8%. The growth in interiors revenues stems from new programs, and compares favorably with a decrease in industry vehicle production in Europe. Fourth-quarter sales in Asia were 17% higher while revenues in South America approximated the prior year.

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October 22, 2003 Page 3

     Operating income for the automotive group increased 3% for the fourth quarter of 2003. The increase reflects increased earnings from the company’s European interiors operations, as well as improved battery results.

Controls Group

(dollars in millions)	4th Quarter			Year

	2003	2002	%	2003	2002	%

Sales	$1,547.1	$1,434.0	8	$5,576.0	$5,088.8	10
Operating Income	$92.2	$83.8	10	$282.6	$259.2	9

     Controls Group sales increased 8% for the fourth quarter and 10% for the 12 months of 2003. The increases were primarily due to a higher level of systems and services activity in the non-residential buildings market, especially in North America.

     For the fourth quarter, North American sales were up 9% as double-digit growth in systems and technical services more than offset lower facility management revenues. Sales in Europe for the quarter were up 10%, however, they were comparable to last year after excluding the effect of foreign currency. Fourth-quarter sales in Asia approximated the prior year.

     Operating income for the fourth quarter was 10% above the 2003 amount because of the growth in domestic sales of systems and technical services.

     The backlog of uncompleted contracts at the end of 2003 was 6% higher than one year ago. The increase reflects improved demand in the domestic education, health care and government markets, as well as higher orders in Europe.

2004 Guidance

     “As we indicated in our release on October 14,” Mr. Barth said “our businesses are on track to deliver improved performances in the year ahead. We look forward to achieving record sales and earnings for 2004.”

Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

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     Johnson Controls has made forward-looking statements in this document pertaining to its financial results for fiscal 2003 that are based on preliminary data and are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as “believes,” “expects,” “estimates,” “anticipates” or similar expressions. For those statements, the company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, operational efficiencies, as well as those factors discussed in the company’s Form 8-K (dated November 12, 2002) could affect the company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.

JOHNSON CONTROLS, INC.

CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share data)

	Three Months		Year Ended
	Ended September 30,		September 30,
	(unaudited)

	2003	2002	2003	2002

Net sales
Products and systems*	$5,140.3	$4,384.6	$19,318.7	$17,060.7
Services*	859.4	833.6	3,327.3	3,042.7

	5,999.7	5,218.2	22,646.0	20,103.4
Cost of sales
Products and systems	4,407.7	3,733.3	16,632.1	14,677.0
Services	719.1	706.4	2,793.7	2,579.5

	5,126.8	4,439.7	19,425.8	17,256.5

Gross profit	872.9	778.5	3,220.2	2,846.9

Selling, general and administrative expenses	512.8	434.1	2,058.6	1,724.9

Operating income	360.1	344.4	1,161.6	1,122.0

Interest income	2.9	3.4	10.2	11.9
Interest expense	(28.6)	(30.4)	(113.7)	(122.3)
Equity income	17.4	12.2	54.9	37.9
Miscellaneous — net	(26.3)	(17.0)	(55.5)	(43.5)

Other income (expense)	(34.6)	(31.8)	(104.1)	(116.0)

Income before income taxes and minority interests	325.5	312.6	1,057.5	1,006.0

Provision for income taxes	100.9	106.3	327.8	347.6
Minority interests in net earnings of subsidiaries	4.3	15.8	46.8	57.9

Net income	$220.3	$190.5	$682.9	$600.5

Earnings available for common shareholders	$218.6	$188.7	$675.7	$592.8

Earnings per share
Basic	$2.43	$2.13	$7.56	$6.71

Diluted	$2.31	$2.02	$7.20	$6.35

*	Products and systems consist of automotive group products and systems and controls group installed systems. Services are controls group technical and facility management services.

JOHNSON CONTROLS, INC.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in millions, except par value and share data)
(unaudited)

	September 30,		June 30,
	2003	2002	2003

ASSETS

Cash and cash equivalents	$136.1	$262.0	$253.7
Accounts receivable — net	3,539.1	3,064.3	3,445.6
Costs and earnings in excess of billings on uncompleted contracts	323.0	333.4	269.4
Inventories	825.9	653.6	877.6
Other current assets	796.2	632.9	773.6

Current assets	5,620.3	4,946.2	5,619.9

Property, plant and equipment — net	2,963.4	2,445.5	2,861.0
Goodwill — net	3,162.7	2,754.6	3,094.4
Other intangible assets — net	316.9	243.5	299.7
Investments in partially-owned affiliates	408.1	347.4	395.1
Other noncurrent assets	655.9	428.1	630.3

Total assets	$13,127.3	$11,165.3	$12,900.4

LIABILITIES AND EQUITY

Short-term debt	$150.5	$105.3	$662.6
Current portion of long-term debt	427.8	39.9	532.5
Accounts payable	3,329.3	2,789.1	3,170.0
Accrued compensation and benefits	546.3	506.6	522.0
Accrued income taxes	58.7	182.7	82.3
Billings in excess of costs and earnings on uncompleted contracts	186.2	190.8	199.9
Other current liabilities	885.3	991.8	1,025.2

Current liabilities	5,584.1	4,806.2	6,194.5

Long-term debt	1,776.6	1,826.6	1,294.9
Postretirement health and other benefits	167.8	170.5	165.8
Minority interests in equity of subsidiaries	221.8	189.0	215.5
Other noncurrent liabilities	1,063.4	673.3	909.2

Long-term liabilities	3,229.6	2,859.4	2,585.4

Preferred stock, $1.00 par value shares authorized: 2,000,000 shares issued and outstanding: 2003 - 189.647; 2002 - 202.646	97.0	103.8	98.3
Common stock, $.16 2/3 par value shares authorized: 300,000,000 shares issued: 2003 - 90,631,127; 2002 - 89,594,686	15.1	14.9	15.0
Capital in excess of par value	747.9	690.0	712.9
Retained earnings	3,541.1	2,994.0	3,354.9
Treasury stock, at cost (2003 - 475,793 shares; 2002 - 714,637 shares)	(9.4)	(12.0)	(9.6)
Employee stock ownership plan — unearned compensation	(23.5)	(44.6)	(23.5)
Accumulated other comprehensive loss	(54.6)	(246.4)	(27.5)

Shareholders’ equity	4,313.6	3,499.7	4,120.5

Total liabilities and shareholders’ equity	$13,127.3	$11,165.3	$12,900.4

FOOTNOTES

1. Effective October 1, 2002, the Company voluntarily adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation.” In accordance with SFAS No. 123, the Company has adopted the fair value recognition provisions on a prospective basis and accordingly, the expense recognized in the three-month period and fiscal year ended September 30, 2003 represents a pro rata portion of the 2003 grant which is earned over a three-year vesting period. The adoption of the expense recognition provisions of SFAS No. 123 has not materially impacted the Company’s financial position, results of operations or cash flows.

2. On October 31, 2002, the Company acquired Varta AG’s Automotive Battery Division, a major European automotive battery manufacturer headquartered in Germany. The Varta Automotive Battery Division (Varta) consists of VARTA Automotive GmbH and the 80% majority ownership in VB Autobatterie GmbH. The acquisition gives the Company a leading market position in Europe. The purchase price of approximately $375 million includes the assumption of debt and was financed with short-term debt. Approximately $90 million of the purchase price has been reported as goodwill.

3. Basic earnings per share is computed by dividing net income, after deducting dividend requirements on the Series D Convertible Preferred Stock, by the weighted average number of common shares outstanding. Diluted earnings are computed by deducting from net income the after-tax compensation expense which would arise from the assumed conversion of the Series D Convertible Preferred Stock, which was $0.6 million for both three-month periods ended September 30, 2003 and 2002, and $2.1 million and $2.8 million for the year ended September 30, 2003 and 2002, respectively. Diluted weighted average shares assume the conversion of the Series D Convertible Preferred Stock, if dilutive, plus the dilutive effect of common stock equivalents which would arise from the exercise of stock options.

	Three Months Ended		Year Ended
	September 30,		September 30,
(in millions)	(unaudited)

	2003	2002	2003	2002

Weighted Average Shares
Basic	90.0	88.8	89.4	88.4
Diluted	95.2	94.4	94.6	94.1

Outstanding at period end			90.2	88.9

SUPPLEMENTAL DATA

	Three Months Ended		Year Ended
	September 30,		September 30,
(in millions)	(unaudited)

	2003	2002	2003	2002

Depreciation	$139	$134	$538	$499
Amortization of intangibles	$5	$4	$20	$17
Capital expenditures	$253	$163	$664	$496

Total debt to total capitalization			35%	36%